Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Third Quarter 2009 Operating Results
Board Approves New Dividend Policy

NORTH MIAMI BEACH, FL; November 4, 2009 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and nine months ended September 30, 2009.

Highlights

•	Reported third quarter FFO of $0.36 per share as compared to a loss of $0.13 per share last year
•	Same property NOI decreased by 4.5%
•	Occupancy was 90.1%, down 60 basis points as compared to June 30, 2009
•	Acquired Westbury Plaza for $103.7 million
•	Increased and narrowed 2009 FFO guidance to $1.65 to $1.70 per share
•	Board adopted a new reduced dividend policy effective in the fourth quarter 2009

“In a challenging environment, we’re pleased with how we have performed, delivering results that met our expectations,” said Jeff Olson, Chief Executive Officer of Equity One. “We’re seeing signs of increased demand in the leasing market, and it appears that the financial markets are improving.”

“I am also extremely pleased that we are executing on an exciting investment in the New York City metropolitan area – Westbury Plaza. This site is in one of the premiere retail corridors in the country with opportunities to create additional value.”

Financial Highlights

In the third quarter 2009, Equity One generated Funds From Operations (FFO) of $31.3 million, or $0.36 per diluted share, as compared to FFO for the same period in 2008 in which a loss of $9.9 million, or $0.13 per diluted share, was recorded.  The third quarter 2009 FFO results include gains of $6.3 million, or $0.07 per diluted share, from the sale of our investment in equity securities and $2.3 million, or $0.03 per diluted share, of gains from the sale of two outparcels. The third quarter 2008 results included a non-cash impairment charge related to the Company’s investment in DIM Vastgoed, N.V. (“DIM”) amounting to $32.7 million, or $0.45 per diluted share.

For the nine months ended September 30, 2009, Equity One reported FFO of $118.4 million, or $1.43 per diluted share, which includes $0.40 per diluted share of one-time items pertaining to the bargain purchase gain from our acquisition of a controlling stake of DIM in the first quarter and the gain from our investment in equity securities recorded in the third quarter.  FFO for the same nine-month period in 2008 was $46.0 million, or $0.63 per diluted share, including the DIM non-cash impairment charge amounting to $0.44 per diluted share.

Net income attributable to Equity One was $15.3 million and earnings per diluted share was $0.17 for the quarter ended September 30, 2009 as compared to a net loss of $21.4 million, or $0.29 per diluted share, for third quarter 2008.  For the nine months ended September 30, 2009, net income attributable to Equity One was $74.5 million, or $0.89 per diluted share.  This compares to net income attributable to Equity One of $28.9 million, or $0.39 per diluted share, for the nine months ended September 30, 2008. The 2008 results for the nine months included $18.5 million of gains from the sale of seven properties to our joint venture with Global Retail Investors, LLC and the DIM non-cash impairment charge of $32.7 million.

Operating Highlights

As of September 30, 2009, occupancy for the company’s core portfolio was 90.1%, down 60 basis points on a same property basis as compared to June 30, 2009 and down 200 basis points as compared to September 30, 2008.

For the third quarter of 2009, same-property net operating income declined 4.5% compared to the same period in 2008, primarily due to higher bad debt and an accrual adjustment booked in the third quarter of 2008 that had the effect of reducing our prior year expense. Excluding these two factors, our same property NOI would have decreased by 1.8%.

During the third quarter of 2009, the company executed 43 new leases in its core portfolio totaling 198,732 square feet at an average rental rate of $13.18 per square foot, representing a 24.4% increase from prior rents on a same-space cash basis.  Also during the third quarter, the company renewed 81 leases in its core portfolio for 224,348 square feet for an average rental rate decline of 3.2% to $12.82 per square foot on a cash basis.  In addition, the company renewed seven leases in its core portfolio for 141,142 square feet subject to tenant renewal options for an average rental rate increase of 2.2% to $4.75 per square foot on a cash basis.

Acquisition Activity

On October 29, 2009, Equity One closed on the acquisition of Westbury Plaza for approximately $103.7 million.  Westbury Plaza is a 400,000 square foot shopping center situated in the center of Nassau County, Long Island.  It is anchored by Walmart and Costco.  The purchase price reflects a capitalization rate of approximately 8%.

“The acquisition of Westbury Plaza clearly was a very important event for Equity One,” said Tom Caputo, President of Equity One.  “We are delighted we had the opportunity to purchase such a high quality asset as we enter the New York market. The property is extremely well located in arguably one of the best retail markets in the Northeast. The productivity of the tenants at Westbury Plaza is higher than any center I have seen in over 25 years in the acquisition business.”

Development and Redevelopment Activities

At September 30, 2009, Equity One had approximately $35.6 million of active development projects and approximately $8.8 million of redevelopment projects underway.  The estimated remaining cost to complete these projects is approximately $3.1 million.

Balance Sheet Highlights

At September 30, 2009, Equity One’s total market capitalization equaled $2.4 billion, comprising 86.7 million shares of common stock (on a fully diluted basis) valued at $1.3 billion and $1.1 billion of net debt (excluding any debt premium/discount and net of cash), and our ratio of net debt to total market capitalization was 43.8%.

As of September 30, 2009, Equity One had $20.0 million outstanding under its $227 million unsecured line of credit.

FFO and Earnings Guidance

Based on its activities and the results recognized through the third quarter, Equity One is revising its 2009 guidance of FFO from the previous range of $1.55 to $1.63, to a new range of $1.65 to $1.70 per diluted share. Previous guidance for net income per diluted share of $0.92 to $0.98 is being revised to $0.98 to $1.01.  These estimates take into account the impact of the company’s April 2009 equity offering, gains on the extinguishment of debt, gains on the sale of equity securities, and land sale gains recognized during the nine months ended September 30, 2009.   In addition, this guidance assumes additional gains on outparcels of approximately $0.02 per diluted share during the fourth quarter of 2009 and includes the projected impact of the acquisition of Westbury. Management expects that annual same-property NOI growth will be between -3% to -4% for 2009.

The following table provides the reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the full year 2009:

	Low	High
Estimated net income attributable to Equity One	$0.98	$1.01
Adjustments:
Rental property depreciation and amortization including pro rata share of joint ventures	0.65	0.67
Loss on sale of income-producing properties	0.02	0.02
Estimated Funds from Operations (FFO) attributable to Equity One	$1.65	$1.70

Board Adopts New Dividend Policy Effective Fourth Quarter 2009

The board of directors of Equity One voted today to revise the company’s dividend policy and declared a cash dividend of $0.22 per share of its common stock for the quarter ending December 31, 2009, payable on that date to stockholders of record on December 15, 2009. The $0.22 per share dividend represents an annualized rate of $0.88 per share compared to the previous annual dividend of $1.20 per share.

“We believe our new dividend policy better aligns our capital allocation with our strategic growth objectives while still maintaining an attractive yield,” said Mr. Olson.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Thursday, November 5, 2009 at 9:00 a.m. EDT to review the 2009 third quarter earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing (866) 700-7101 (U.S./Canada) or (617) 213-8837 (international) using pass code 14189553. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 82523080 through November 12, 2009.

FOR ADDITIONAL INFORMATION

For a copy of our third quarter supplemental information package, please access the “Investors” section of our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Michele Villano at mvillano@equityone.net.

ABOUT EQUITY ONE, INC.

As of September 30, 2009, Equity One owned or had interests in 180 properties, consisting of 166 shopping centers comprising approximately 18.9 million square feet, four projects in development/redevelopment, six non-retail properties, and four parcels of land.  Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
September 30, 2009 (Unaudited) and December 31, 2008
(In thousands)
	September 30,	December 31,
	2009	2008
ASSETS
Properties:
Income producing	$2,299,867	$1,900,513
Less: accumulated depreciation	(228,600)	(196,151)
Income producing property, net	2,071,267	1,704,362
Construction in progress and land held for development	66,501	74,371
Properties, net	2,137,768	1,778,733

Cash and cash equivalents	14,632	5,355
Cash held in escrow	7,211	-
Accounts and other receivables, net	10,635	12,209
Investment and advances in real estate joint ventures	11,666	11,745
Marketable securities	698	160,585
Goodwill	11,845	11,845
Other assets	104,044	55,791
TOTAL ASSETS	$2,298,499	$2,036,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$621,552	$371,077
Unsecured revolving credit facilities	19,998	35,500
Unsecured senior notes payable	441,136	657,913
	1,082,686	1,064,490
Unamortized/unaccreted (discount) premium on notes payable	(24,257)	5,225
Total notes payable	1,058,429	1,069,715

Other liabilities
Accounts payable and accrued expenses	38,520	27,778
Tenant security deposits	9,408	8,908
Deferred tax liabilities, net	53,341	1,409
Other liabilities	41,353	17,966
Total liabilities	1,201,051	1,125,776

Redeemable noncontrolling interest	989	989

Commitments and contingencies	-	-
Equity:
Stockholders’ equity of Equity One, Inc.:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 100,000 shares authorized 86,005 and 76,198 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	860	762
Additional paid-in capital	1,108,703	967,514
Distributions in excess of retained earnings	(37,089)	(36,617)
Contingent consideration	323	-
Accumulated other comprehensive loss	(405)	(22,161)
Total stockholders’ equity of Equity One, Inc.	1,072,392	909,498

Noncontrolling interest	24,067	-
Total stockholders equity	1,096,459	909,498

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,298,499	$2,036,263

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the three and nine months ended September 30, 2009 and 2008
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUE:
Minimum rent	$51,849	$44,102	$157,176	$138,400
Expense recoveries	14,527	11,838	43,428	38,554
Percentage rent	126	190	1,516	1,803
Management and leasing services	322	326	1,316	1,323
Total revenue	66,824	56,456	203,436	180,080
COSTS AND EXPENSES:
Property operating	19,518	14,852	58,188	46,894
Rental property depreciation and amortization	15,438	11,259	45,611	34,671
General and administrative	7,772	7,837	29,021	22,343
Total costs and expenses	42,728	33,948	132,820	103,908
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	24,096	22,508	70,616	76,172

OTHER INCOME AND EXPENSE:
Investment income	6,772	1,245	10,035	8,051
Equity in income (loss) in real estate joint ventures	(9)	74	(37)	244
Other income	325	626	1,409	714
Interest expense	(17,733)	(15,182)	(55,425)	(46,578)
Amortization of deferred financing fees	(369)	(420)	(1,135)	(1,268)
Gain on acquisition of controlling interest in subsidiary	-	-	26,866	-
Gain on sale of real estate	-	57	-	18,513
Other-than-temporary impairment loss on available for sale securities	-	(32,688)	-	(32,688)
Gain on extinguishment of debt	160	2,298	12,395	5,374

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS:	13,242	(21,482)	64,724	28,534

Income tax benefit (provision) of taxable REIT subsidiaries	774	(78)	2,263	73
INCOME (LOSS) FROM CONTINUING OPERATIONS	$14,016	$(21,560)	$66,987	$28,607

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	152	234	598	821
Gain (loss) on disposal of income producing properties	580	(69)	5,373	(552)
INCOME FROM DISCONTINUED OPERATIONS	732	165	5,971	269

NET INCOME (LOSS)	$14,748	$(21,395)	$72,958	$28,876

Net loss attributable to non controlling interest	570	-	1,553	-
NET INCOME (LOSS) ATTRIBUTABLE TO EQUITY ONE	$15,318	$(21,395)	$74,511	$28,876

EARNINGS (LOSS) PER COMMON SHARE - BASIC:
Continuing operations	$0.17	$(0.29)	$0.83	$0.39
Discontinued operations	0.01	-	0.07	-
	$0.18	$(0.29)	$0.90	$0.39
Number of Shares Used in Computing Basic Earnings per Share	85,959	73,452	82,374	73,405

EARNINGS (LOSS) PER COMMON SHARE – DILUTED:
Continuing operations	$0.17	$(0.29)	$0.82	$0.39
Discontinued operations	0.01	-	0.07	-
	$0.17	$(0.29)	$0.89	$0.39
Number of Shares Used in Computing Diluted Earnings per Share	86,648	73,452	83,018	73,510

Note: Diluted EPS for the 3 months ended 2009 does not foot due to the mathematical rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income Attributable to Equity One to Funds from Operations

The following table reflects the reconciliation of FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands)		(In thousands)

Net income attributable to Equity One	$15,318	$(21,395)	$74,511	$28,876
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of controlling interest	13,903	11,268	41,078	34,761
Loss (gain) on disposal of income producing properties	1,758	12	1,758	(18,003)
Pro rata share of real estate depreciation from unconsolidated joint ventures	359	253	1,059	391
Funds from operations	$31,338	$(9,862)	$118,406	$46,025

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share, to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Earnings per diluted share attributable to Equity One	$0.17	$(0.29)	$0.89	$0.39
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of controlling interest	0.16	0.15	0.49	0.47
Loss (gain) on disposal of income producing properties	0.02	-	0.02	(0.24)
Pro rata share of real estate depreciation from unconsolidated joint ventures	-	-	0.01	0.01
Net adjustment for unvested shares and non-controlling interest (1)	0.01	0.01	0.02	-
Funds from operations per diluted share	$0.36	$(0.13)	$1.43	$0.63

(1)
Includes net effect of (a) an adjustment for unvested awards of share-based payments with rights to receive dividends or dividend equivalents and (b) an adjustment related to the possible share issuance in the fourth quarter of 2010 pursuant to the DIM stock exchange agreement.